UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 7, 2005
Remote Knowledge, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-106247 (Commission File Number)	74-1664837 (IRS Employer Identification No.)
3657 Briarpark Drive, Suite 100
Houston, Texas 77042
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (281) 599-4800
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On December 7, 2005, the Registrant received a written arbitration award in the matter of Remote Knowledge Inc. vs. Zane Russell which the Registrant has reported on under the “Legal Matters” item in its prior Form 10-KSB. Mr. Russell was the former COO of the Registrant who was terminated on March 15, 2004. During May of 2004, we filed suit against Mr. Russell to seek reimbursement of a loan made to a company controlled by Mr. Russell during December of 2002. Mr. Russell counterclaimed against the Company seeking to recover severance for his termination and the matter was referred to arbitration pursuant to an arbitration clause in Mr. Russell’s Employment Agreement.
     The parties held an arbitration proceeding on October 3 and 4 of 2005 and the award was entered on December 7, 2005. The arbitrator determined Registrant was entitled to recover from Mr. Russell $413,952 plus attorneys fees of $81,689 for breach of his fiduciary duties in regard to obtaining the loan, and that Mr. Russell was entitled to nothing on any of his claims against the Registrant. The Registrant filed the arbitration award with the District Court in Harris County, Texas on December 16, 2005, and was awarded additional attorneys fees so that the total amount due is now $502,713, and bears interest at 5%. The Court also granted the Registrant a Temporary Restraining Order which orders Mr. Russell to desist and refrain from transferring, spending, dissipating, or concealing assets. Registrant has begun to take action to collect on the award, however, there can be no assurance that Mr. Russell has sufficient assets to pay the award or what time period may be required to collect all or any portion of the award.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE KNOWLEDGE, INC.
Date: December 20, 2005	By:	/s/ D. Henry Houston
D. Henry Houston,
Chief Financial Officer